ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is dated as of February 13, 2006, by and between Bluestar Health, Inc., a Colorado corporation (the “Company” or “Bluestar”), Gold Leaf Homes, Inc., a Texas corporation (“Gold Leaf”), Alfred Oglesby, an individual (“Oglesby”), Tom Redmon, an individual and the sole shareholder of Gold Leaf (“Redmon”) and The Lebrecht Group, APLC (the “Agent”). Each of the above may be referred to as a “Party” and collectively as the “Parties.”

I.	Escrow

1.01	Appointment and Acknowledgment of Escrow Agent.

Bluestar, Gold Leaf, Oglesby and Redmon hereby appoint the Agent, and the Agent hereby agrees to serve, as Escrow Agent pursuant to the terms of this Agreement. The Agent acknowledges, or upon its receipt will acknowledge, receipt of the following:

(a)    On the date hereof, Bluestar shall deliver to the Agent Thirty Seven Million (37,000,000) shares of its common stock (the “Asset Purchase Shares”), issued in the name of Gold Leaf and accompanied by an irrevocable stock power with signature medallion guaranteed sufficient for the transfer thereof, pursuant to that certain Asset Purchase Agreement dated February 13, 2006 (the “Asset Purchase Agreement”), a copy of which is attached hereto as Exhibit A; and

(b)    On or before the date hereof, Oglesby shall deliver to the Agent Two Hundred Fifty Thousand (250,000) shares of common stock of Bluestar (the “Oglesby Shares”), issued in the name of Gold Leaf and accompanied by an irrevocable stock power with signature medallion guaranteed sufficient for the transfer thereof, pursuant to that certain Transitional Agreement dated February 13, 2006 (the “Transitional Agreement”), a copy of which is attached hereto as Exhibit B.

The properties described in Sections 1.01(a) and 1.01(b) shall collectively be referred to as the “Escrowed Property.” If the Escrowed Property includes property on which dividends are paid, on which interest is earned, or to which other accretions are added, then the dividends, interest, and/or accretions will be sent directly to the registered holder of the Escrowed Property. If the Escrowed Property consists of stock, the registered holder shall exercise all rights and privileges of a stockholder with respect to the shares deposited and held pursuant to this Agreement.

1.02	Operation of Escrow.

The Parties hereto agree that the escrow created by this Agreement (the “Escrow”) shall operate as follows:

(a)    on or after April 10, 2006, both Oglesby and Gold Leaf will send written confirmations and valid supporting documentation concerning and upon the fulfillment of each of Gold Leaf’s obligations under the Asset Purchase Agreement, the Transitional Agreement and the obligations set forth in Exhibit C (the “Obligations”); and

(b)    if the Agent does not receive said written confirmations and valid supporting documentation within 10 days following its due date, the Agent will send written notice to Gold Leaf regarding its failure to perform. If Gold Leaf fails to cure its nonperformance or defective performance within 30 days following receipt of such notice, the Agent will deliver the Asset Purchase Shares to Oglesby; and

(c)    upon receipt by the Agent of all written confirmations and valid supporting documentation demonstrating fulfillment of the Obligations, the Agent will deliver the Asset Purchase Shares to Gold Leaf; and

(d)    upon receipt of the Initial Payment of the Purchase Price and each of the Subsequent Payments of the Purchase Price, as those terms are defined in the Transitional Agreement, the Agent will deliver to Gold Leaf the percentage of Oglesby Shares that corresponds to the percentage of the Purchase Price represented by such payment.

1.03	Further Provisions Relating to the Escrow.

(a)    Distributions by the Agent in accordance with the terms of this Agreement shall operate to divest all right, title, interest, claim, and demand, either at law or in equity, of any party to this Agreement (other than the distributee) in and to the Escrowed Property distributed and shall be a perpetual bar both at law and in equity with respect to such distributed Escrowed Property against the parties to this Agreement and against any person claiming or attempting to claim such distributed escrowed property from, through, or under such party.

(b)    Bluestar, Gold Leaf, Oglesby and Redmon, jointly and severally, agree to reimburse the Agent for the Agent’s reasonable fees and other expenses (including legal fees and expenses) incurred by the Agent in connection with its duties hereunder.

(c)    Bluestar, Gold Leaf, Oglesby and Redmon, jointly and severally, agree to indemnify and hold harmless the Agent against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including legal counsel fees and expenses of attorneys chosen by the Agent) as and when incurred and whether or not involving a third party arising out of or based upon any act, omissions, alleged act, or alleged omission by the Agent or any other cause, in any case in connection with the acceptance of, or the performance or nonperformance by the Agent of, any of the Agent’s duties under this Agreement, except as a result of the Agent’s bad faith or gross negligence. The Agent shall be fully protected by acting in reliance upon any notice, advice, direction, other document, or signature believed by the Agent to be genuine, by assuming that any person purporting to give the Agent any notice, advice, direction, or other document in accordance with the provisions hereof, in connection with this Agreement, or in connection with the Agent’s duties under this Agreement, has been duly authorized so to do, or by acting or failing to act in good faith on the advice of any counsel retained by the Agent. The Agent shall not be liable for any mistake of fact or of law or any error of judgment, or for any act or any omission, except as a result of the Agent’s bad faith or gross negligence. If any of the Escrowed Property is represented by stock certificates, the Agent shall not be liable if the Agent submits all or a portion of the Escrowed Property to be broken into smaller denominations to the appropriate transfer agent, and such transfer agent fails to return properly that portion of the Escrowed Property to the Agent which such transfer agent was instructed to return.

(d)    The Agent makes no representation as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to the Agent.

(e)    The Agent shall have no duties or responsibilities except those expressly set forth herein. The Parties hereto agree that the Agent will not be called upon to construe any contract or instrument. The Agent shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation, or revision of this Agreement, unless in writing and signed by the other Parties hereto and received by the Agent and, if the Agent’s duties as Escrow Agent hereunder are affected, unless the Agent shall have given its prior written consent thereto. The Agent shall not be bound by any assignment by Bluestar, Gold Leaf, Oglesby and Redmon of their rights hereunder unless the Agent shall have received written notice thereof from the assignor. The Agent is authorized to comply with and obey laws, rules, regulations, orders, judgments, and decrees of any governmental authority, court, or other tribunal. If the Agent complies with any such law, rule, regulation, order, judgment, or decree, the Agent shall not be liable to any of the Parties hereto or to any other person even if such law, rule, order, regulation, judgment, or decree is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

(f)    If the Agent shall be uncertain as to the Agent’s duties or rights hereunder, shall receive any notice, advice, direction, or other document from any other party with respect to the Escrowed Property which, in the Agent’s opinion, is in conflict with any of the provisions of this Agreement, or should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of the Escrowed Property or any part thereof, or the property to be exchanged for the Escrowed Property (or as to the delivery, non-delivery, or content of any notice, advice, direction, or other document), the Agent shall be entitled, without liability to anyone, to refrain from taking any action other than to use the Agent’s reasonable efforts to keep safely the Escrowed Property until the Agent shall be directed otherwise in writing by both other parties hereto or by an order, decree, or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal (a “Final Judgment”), but the Agent shall be under no duty to institute or to defend any proceeding, although the Agent may, in the Agent’s discretion and at the expense of Bluestar, Gold Leaf, Oglesby and Redmon as provided in Section 1.03(c), institute or defend such proceedings.

(g)    The Agent (and any successor escrow agent or agents) reserves the right to resign as the Escrow Agent at any time, provided fifteen (15) days’ prior written notice is given to the other parties hereto, and provided further that a mutually acceptable successor Escrow Agent(s) is named within such fifteen (15) day period. The Agent may, but is not obligated to, petition any court in the State of California having jurisdiction to designate a successor Escrow Agent. The resignation of the Agent (and any successor escrow agent or agents) shall be effective only upon delivery of the Escrowed Property to the successor escrow agent(s). The Parties reserve the right to jointly remove the Escrow Agent at any time, provided fifteen (15) days’ prior written notice is given to the Escrow Agent. If no successor Escrow Agent has been appointed and has accepted the Escrowed Property within fifteen (15) days after the Notice is sent, all responsibilities of the Agent hereunder shall, nevertheless, cease. The Agent’s sole responsibility thereafter shall be to use the Agent’s reasonable efforts to keep safely the Escrowed Property and to deliver the Escrowed Property as may be directed in writing by both of the other parties hereto or by a Final Judgment. Except as set forth in this Section 1.03(g), this Agreement shall not otherwise be assignable by the Agent without the prior written consent of the other parties hereto.

(h)    Bluestar, Gold Leaf, Oglesby and Redmon authorize the Agent, if the Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrowed Property with the clerk of that court.

(i)     The Agent’s responsibilities and liabilities hereunder, except as a result of the Agent’s own bad faith or gross negligence, will terminate upon the delivery by the Agent of all the Escrowed Property under any provision of this Agreement.

(j)     As consideration for acting as escrow agent hereunder, Bluestar shall pay, in advance and as a condition precedent to the establishment of the Escrow pursuant to the terms of this Agreement, a fee of $10,000. This fee shall be deemed to have been earned in full by the Agent upon establishment of the Escrow, and shall not be subject to pro-ration or other setoff in the event the Escrow is terminated by any party. In the event the term of the Escrow goes beyond 12 months then in such event Bluestar and Agent shall mutually agree upon what additional amount shall be paid to Agent at the end of the 12 month period.

II.	Miscellaneous

2.01	Further Action.

At any time and from time to time, Bluestar, Gold Leaf, Oglesby and Redmon each agrees, at its own expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement. If any portion of the Escrowed Property consists of stock certificates, Bluestar shall pay any transfer tax arising out of the placing of the Escrowed Property into the Escrow, the delivery of the Escrowed Property out of the Escrow, or the transfer of the Escrowed Property into the name of any person or entity pursuant to the terms of this Agreement. The Agent shall have no liability regarding transfer taxes even if one or both of the Parties hereto fails to comply with the obligations set forth in the prior sentence.

2.02	Survival.

Subject to Section 1.03(i), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the delivery by the Agent of the Escrowed Property, irrespective of any investigation made by or on behalf of any party.

2.03	Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter, and (subject to Section 1.03(e)) may be modified only by a written instrument duly executed by each party.

2.04	Notices.

Any notice, advice, direction, or other document or communication required or permitted to be given hereunder shall be in writing and shall be mailed by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by facsimile) against receipt to the party to whom it is to be given at address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 2.04) with a copy to each of the other parties hereto:

If to Gold Leaf:	Gold Leaf Homes, Inc.
5802 FM 1488
Magnolia, TX 77354
Attn: Tom Redmon
Facsimile: (936) 321-6744

If to Bluestar:	Bluestar Health, Inc.
19901 Southwest Freeway
Sugar Land, Texas 77479
Attn: Alfred Oglesby
Facsimile: (281) 207- 5486

If to Oglesby:	Alfred Oglesby

Facsimile: (___)

If to Redmon:	Tom Redmon

Facsimile: (___)

If to Agent:	The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92618
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 635-1244

Any notice given by means permitted by this Section 2.04 shall be deemed given at the time of receipt thereof.

2.05	Waiver.

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

2.06	Binding Effect.

Subject to Section 1.03(g), the provisions of this Agreement shall be binding upon and inure to the benefit of Bluestar, Gold Leaf, Oglesby and Redmon and their respective assigns, heirs, and personal representatives, and shall be binding upon and insure to the benefit of the Agent and the Agent’s successors and assigns.

2.07	No Third Party Beneficiaries.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 2.06).

2.08	Jurisdiction.

The parties hereby irrevocably consent to the jurisdiction of the courts of the State of California and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, and document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, a breach of this Agreement or of any such document or instrument, or the Escrowed Property.

2.09	Separability.

This entire Agreement shall be void if any provision of this Agreement other than the second and third sentences of Section 2.11 is invalid, illegal, unenforceable, or inapplicable to any person or circumstance to which it is intended to be applicable, except that the provisions of Section 1.03 shall survive.

2.10	Headings.

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

2.11	Counterparts; Governing Law.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed facsimile counterpart of this Agreement shall be effective as an original. It shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement , any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, any breach of this Agreement or any such document or instrument, or any transaction contemplated hereby or thereby may be brought only in the appropriate court in Orange County, California, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that such party’s property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

“Bluestar”	“Gold Leaf”

Bluestar Health, Inc.,	Gold Leaf Homes, Inc.,
a Colorado corporation	a Texas corporation

/s/ Alfred Oglesby	/s/ Tom Redmon
By: Alfred Oglesby	By: Tom Redmon
Its: President	Its: President

“Oglesby”	“Redmon”

/s/ Alfred Oglesby	/s/ Tom Redmon
Alfred Oglesby, an individual	Tom Redmon, an individual

“Agent”

The Lebrecht Group, APLC

/s/ Brian A. Lebrecht
By: Brian A. Lebrecht, Esq.
Its: President

Exhibit A

Asset Purchase Agreement

Exhibit B

Transitional Agreement

Exhibit C

The Obligations

Obligation	Agreement

Oglesby shall receive a bonus of 3% of the revenues of each company or assets acquired by the Company during the term of this Agreement, payable quarterly in either (i) cash or (ii) common stock of the Company, at Consultant’s discretion. If paid in common stock of the Company, the stock will be valued at the three (3) day average closing bid price of the Company’s common stock for the three (3) days immediately preceding the end of the applicable quarter.	(1)

Oglesby will sell to Gold Leaf a total of two hundred fifty thousand (250,000) shares of common stock of the Company (the “Shares”). As consideration for the Shares, Gold Leaf shall pay the total purchase price of $150,000 (the “Purchase Price”). The Purchase Price shall be paid $60,000 at the Closing (as defined in the Asset Purchase Agreement) (the “Initial Payment”), and the balance payable, without interest, as follows: (a) $20,000 is due on the first of each month for four (4) consecutive months, beginning March 1, 2006, and (b) $10,000 is due on July 1, 2006 (the “Subsequent Payments”).	(1)

The Company will not issue shares of its common stock that will be registered on a Form S-8 for a period of twelve (12) months without Oglesby’s written consent.	(1)

The Company will not issue preferred stock or effectuate a reverse stock split without Oglesby written consent.	(1)

The Company will increase revenues in 2006 by at least 10% over 2005 numbers.	(1)

The Company will complete at least one acquisition of another company in the same or a related industry to the Company in 2006.	(1)

The Company will remove the restrictive legend on any shares of Company stock owned by Oglesby or his assigns as soon as possible in compliance with Federal and state securities laws and upon request by Oglesby.	(1)

The Company will comply with the terms of that certain Convertible Promissory Note dated February 13, 2006, issued to Oglesby	(2)

(1)	Transitional Agreement Dated February 13, 2006
(2)	Convertible Promissory Note Dated February 13, 2006 in the Principal Amount of $150,000